                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

IllumeSys Pacific, Inc.       California

Ciphergen Technologies, Inc.  California

Ciphergen Biosystems, Ltd.    United Kingdom

Ciphergen Biosystems A/S      Denmark